UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BCD SEMICONDUCTOR

MANUFACTURING LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1600, ZiXing Road

Shanghai ZiZhu Science-based Industrial Park

200241

People’s Republic of China

Attn: Chieh Chang

Chief Executive Officer

Telephone: (+86-21) 2416-2266

(Address of Principal Executive Offices) (Zip Code)

BCD SEMICONDUCTOR MANUFACTURING LIMITED 2010 EQUITY INCENTIVE PLAN

BCD SEMICONDUCTOR MANUFACTURING LIMITED FIFTH AMENDED AND RESTATED 2002 SHARE PLAN

(Full title of the plans)

National Corporate Research, Ltd.

10 East 40th Street, 10th Floor

New York, New York 10016

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carmen Chang, Esq.

Eva H. Wang, Esq.

Wilson Sonsini Goodrich & Rosati, P. C.

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value $0.001 per share	12,885,506	(3)	$1.57	(4)	$20,230,244.42	$2,348.73
Ordinary Shares, par value $0.001 per share	16,751,258	(5)	$0.75	(6)	$12,563,443.50	$1,458.62
Total	29,636,764				$32,793,687.92	$3,807.35

(1)	The Ordinary Shares, par value $0.001 per share (“Ordinary Shares”), of BCD Semiconductor Manufacturing Limited (the “Registrant”) registered hereunder may be represented by American Depositary Shares (“ADSs”), each of which represents six Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-171674).
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of the Registrant’s Ordinary Shares that become issuable under the applicable plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding Ordinary Shares of the Registrant.
(3)	Ordinary Shares available for issuance under the 2010 Equity Incentive Plan with respect to future awards. The maximum aggregate number of the Registrant’s ordinary shares that may be issued under the 2010 Equity Incentive Plan is 11,062,039 Ordinary Shares plus (i) any shares that, as of the completion of the Registrant’s initial public offering, had been reserved but not issued pursuant to awards granted under the Registrant’s Fifth Amended and Restated 2002 Share Plan (the “2002 Share Plan”) and are not subject to any awards granted thereunder, which was 1,663,905 Ordinary Shares, and (ii) any shares subject to awards granted under the 2002 Share Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2002 Share Plan that are forfeited to or repurchased by the Registrant, which was 159,562 Ordinary Shares as of May 24, 2011, with the maximum number of shares to be added to the 2010 Equity Incentive Plan pursuant to clauses (i) and (ii) above equal to 18,614,725 Ordinary Shares. To the extent outstanding awards under the 2002 Share Plan are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2002 Share Plan, the Ordinary Shares subject to such awards instead will be available for future issuance under the 2010 Equity Incentive Plan. See footnote 5 below. In addition, our 2010 Equity Incentive Plan provides for annual increases in the number of Ordinary Shares available for issuance thereunder on the first day of each fiscal year, beginning with the Registrant’s 2012 fiscal year, equal to the least of: (i) 4% of the Registrant’s outstanding Ordinary Shares on the last day of the immediately preceding fiscal year, (ii) 10,000,000 Ordinary Shares or (iii) an amount determined by the Registrant’s board of directors.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price is based on US$9.42 per ADS (the average of the high and low prices of the Registrant’s ADSs as reported on The NASDAQ Global Select Market on May 23, 2011), or US$1.57 per Ordinary Share.
(5)	Ordinary Shares issuable upon the exercise of 16,751,258 outstanding options granted under the 2002 Share Plan. Any such Ordinary Shares that are subject to outstanding options under the 2002 Share Plan which are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2002 Share Plan instead will be available for issuance under the 2010 Equity Incentive Plan. See footnote 3 above.
(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share of US$0.75 is the weighted average exercise price of outstanding options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010 filed with the Commission on May 25, 2011;

(b)	The Registrant’s Registration Statement on Form F-6 (No. 333-171674) filed with the Commission on January 12, 2011 and all other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2010; and

(c)	The description of the Registrant’s Ordinary Shares and ADSs contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-33931) filed with the Commission on January 12, 2011, which incorporates by reference from the Registrant’s Registration Statement on Form F-1 (File No. 333-171539) originally filed with the Commission on January 5, 2011, the description of the Registrant’s Ordinary Shares and ADSs included under the headings “Description of Share Capital,” “Description of American Depositary Shares” and “Taxation.”

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Fourth Amended and Restated Articles of Association provide for indemnification of officers and directors out of the assets of the Registrant from and against all liability, actions, proceedings, claims, demands, costs, damages and expenses which they or any of them shall or may incur in their capacities as such, except through their own actual fraud or willful default.

The Registrant has entered or intends to enter into indemnification agreements with each of its directors and executive officers whereby it agrees to indemnify them against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, People’s Republic of China, on May 25, 2011.

BCD SEMICONDUCTOR MANUFACTURING LIMITED

By:	/s/ Chieh Chang
Chieh Chang Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Chieh Chang and Jean-Claude Zhang, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or her or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Chieh Chang Chieh Chang	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 25, 2011

/s/ Jean-Claude Zhang Jean-Claude Zhang	Chief Financial Officer (Principal Financial and Accounting Officer)	May 25, 2011

/s/ Herbert Chang Herbert Chang	Director	May 25, 2011

/s/ Wenqi Gu Wenqi Gu	Director	May 25, 2011

/s/ Kheng Nam Lee Kheng Nam Lee	Director	May 25, 2011

/s/ Joseph Liu Joseph Liu	Director	May 25, 2011

/s/ Michael Pfeiffer Michael Pfeiffer	Director	May 25, 2011

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement on May 25, 2011.

BCD SEMICONDUCTOR CORPORATION

By:	/s/ Chieh Chang
Name: Chieh Chang Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Documents

4.1	Registrant’s Form of American Depositary Receipt filed as Exhibit A to the Form of Deposit Agreement filed as Exhibit (a) to the Registrant’s Registration Statement on Form F-6 filed on January 12, 2011 (File No. 333- 171674) and incorporated herein by reference.

4.2	Registrant’s Form of Certificate for Ordinary Shares filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form F-1 filed on January 5, 2011 (File No. 333-171539) and incorporated herein by reference.

4.3	Registrant’s Form of Deposit Agreement filed as Exhibit (a) to the Registrant’s Registration Statement on Form F-6 filed on January 12, 2011 (File No. 333- 171674) and incorporated herein by reference.

4.4	Fifth Amended and Restated 2002 Share Plan filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 filed on January 5, 2011 (File No. 333-171539) and incorporated herein by reference.

4.5	2010 Equity Incentive Plan filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 filed on January 5, 2011 (File No. 333-171539) and incorporated herein by reference.

5.1	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the validity of the Ordinary Shares being registered.

23.1	Consent of Deloitte & Touche, Independent Registered Public Accounting Firm.

23.2	Consent of Maples and Calder (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).